EXHIBIT 23.1

Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-135158 and 333-168585) and Forms S-8 (Nos. 33-90512, 333-47258, 333-116348, 333-116349, 333-160346, and 333-160347) of CAS Medical Systems, Inc. of our report dated March 24, 2011 relating to the financial statements of CAS Medical Systems, Inc. as of and for the year ended December 31, 2010 which report appears in the December 31, 2010 Annual Report on Form 10-K of CAS Medical Systems, Inc.

/s/J.H. Cohn LLP

Glastonbury, Connecticut
March 24, 2011